Filed pursuant to Rule 424(b)(3)

Registration Statements Nos. 333-110229 and 333-110972

PROSPECTUS SUPPLEMENT NO. 5

(TO PROSPECTUS DATED DECEMBER 11, 2003)

Up to 726,842 shares

Intuitive Surgical, Inc.

Common Stock

This prospectus supplement amends the prospectus dated December 11, 2003 and the supplements thereto dated December 29, 2004, October 13, 2005, March 29, 2006 and March 2, 2007 (together, the “Prospectus”) relating to the offer and sale from time to time by certain selling stockholders of up 726,842 shares of our common stock, par value $0.001 per share, issuable upon the exercise of warrants assumed by us in connection with our acquisition of Computer Motion, Inc. We will not receive any proceeds from the sale of the shares, but we may receive proceeds from the cash exercise of the warrants prior to those sales, which proceeds would be used for general corporate purposes. Please see “Selling Stockholders” and “Plan of Distribution” in the Prospectus for information about the selling stockholders and the manner of offering of the common stock. The selling stockholders and any broker-dealers who may participate in sales of the shares may use this prospectus supplement.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that information provided by this prospectus supplement supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 7, 2007.

SELLING STOCKHOLDERS

The table of selling stockholders and related footnotes in the “Selling Stockholders” section of the Prospectus setting forth information on the ownership of shares of our common stock beneficially owned and offered under the Prospectus are amended as set forth below.

The selling stockholders listed below have not held any position or office with, and have not otherwise had a material relationship with, us or any of our affiliates within the past three years, other than as a warrant holder. The percentage ownership data is based on 37,093,263 shares of our common stock outstanding as of December 31, 2006.

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Offering (1)		Shares Offered by This Prospectus	Shares Beneficially Owned Subsequent to the Offering (2)
	Shares	Percent		Shares	Percent
Vicis Capital Master Fund (3)	25,713	*	25,713	0	*

*	Represents less than 1% of the issued and outstanding shares.

(1)	The preceding table has been prepared based solely upon information furnished to us as of the date of this prospectus supplement by the selling stockholder listed above. The selling stockholder identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of its shares since the date on which the information in the preceding table is presented.

(2)	Assumes the sale of all shares offered hereby.

(3)	Formerly, Victus Capital, LP.